GENESCO INC. REPORTS FISCAL 2019 SECOND QUARTER RESULTS
--Highest Comp Gain in More Than Two Years Including Positive Store Comps--
--Company Reiterates Fiscal 2019 Guidance--

Second Quarter Fiscal 2019 Financial Summary

•	Net sales increased 6% to $654 million

•	Comparable sales increased 3%

•	GAAP EPS from continuing operations was $0.01

•	Non-GAAP EPS from continuing operations was $0.04 (1)

NASHVILLE, Tenn., Sept. 7, 2018 --- Genesco Inc. (NYSE: GCO) for the three months ended August 4, 2018, today reported GAAP earnings from continuing operations per diluted share of $0.01, compared to a loss per diluted share of $(0.20) in the second quarter last year. Adjusted for the Excluded Items in both periods, the Company reported second quarter earnings from continuing operations per diluted share of $0.04, compared to a loss per diluted share of $(0.10) last year.

Robert J. Dennis, Chairman, President and Chief Executive Officer, said:

“Our second quarter performance was highlighted by our strongest quarterly comparable sales increase in more than two years. Sales trends at Journeys and Johnston & Murphy accelerated compared with solid first quarter results driven by positive store comps at both businesses, leading to our first overall positive store comp in eight quarters. This positive store comp allowed us to leverage expenses, which along with the move of an important back-to-school sales week into the second quarter due to the calendar shift, led to a significant improvement in overall profitability versus the prior year period. Comparable sales at the Lids Sports Group remained negative, although trends once again improved on a sequential basis. Similarly, Schuh’s comp result was meaningfully better versus the first quarter, however, it was still negative as several factors in the U.K. combined to create a challenging selling environment during the second quarter.

“The third quarter so far has seen an acceleration in comparable sales over the second quarter driven by the continued strength of our U.S. footwear businesses during the heart of the important back-to-school season. We are encouraged by the momentum at Journeys and Johnston & Murphy but remain cautious in our outlook for Lids and Schuh over the remainder of the fiscal year due to the lack of visibility into improving trends. Longer-term, we continue to believe that the work we are doing to transform our operating model in response to changing consumer behavior and the evolving retail environment will lead to enhanced profitability and greater shareholder value.”

__________________________
(1) Excludes asset impairment charges, legal and other matters, and a gain related to Hurricane Maria, net of tax effect and other tax items (“Excluded Items”). A reconciliation of earnings/loss and earnings/loss per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted earnings/loss and earnings/loss per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Second Quarter Review

Net sales for the second quarter of Fiscal 2019 increased 6% to $654 million from $617 million in the second quarter of Fiscal 2018. Comparable sales increased 3%, with stores up 2% and direct up 7%. Direct-to-consumer sales were 10% of total retail sales for the quarter, up a little over last year.

Comparable Sales

Comparable Same Store and Direct Sales:	2QFY19	2QFY18
Journeys Group	10%	1%
Schuh Group	(7)%	3%
Lids Sports Group	(5)%	(2)%
Johnston & Murphy Group	8%	(1)%
Total Genesco Comparable Sales	3%	0%
Same Store Sales	2%	(2)%
Comparable Direct Sales	7%	30%

Second quarter gross margin this year was 49.2% compared with 49.7% last year. The 50 basis point decrease reflects primarily increased markdowns to clear slower-moving product at Schuh and Johnston & Murphy’s wholesale operations, as well as at Journeys due in part to the shift in the calendar, partially offset by better full price selling in the Company’s other business segments.

Selling and administrative expense for the second quarter this year was 48.8%, down 120 basis points, compared to 50.0% of sales for the same period last year. The decrease as a percentage of sales reflects the leveraging of rents, selling salaries, and several other expense categories on higher sales, partially offset by higher bonus accruals.

Genesco’s GAAP operating income for the second quarter was $1.4 million this year compared with an operating loss of $2.0 million last year. Adjusted for the Excluded Items in both periods, operating income for the second quarter was $2.4 million this year compared with an operating loss of $1.6 million last year. Adjusted operating margin was 0.4% of sales in the second quarter of Fiscal 2019 and (0.3)% last year.

The effective tax rate for the quarter was 35.5% in Fiscal 2019 compared to -18.9% last year. The adjusted tax rate, reflecting Excluded Items, was 37.6% in Fiscal 2019 compared to 31.9% last year. The higher adjusted tax rate for this year reflects the inability to recognize a tax benefit for certain overseas losses, partially offset by the lower U.S. federal income tax rate following the passage of the Tax Cut and Jobs Act in December 2017.

GAAP earnings from continuing operations were $0.2 million in the second quarter of Fiscal 2019, compared to a loss of $3.9 million in the second quarter last year. Adjusted for the Excluded Items in both periods, second quarter earnings from continuing operations were $0.8 million in Fiscal 2019, compared with a loss of $2.0 million last year.

Cash, Borrowings and Inventory

Cash and cash equivalents at August 4, 2018 were $49.8 million, compared with $43.5 million at July 29, 2017. Total debt at the end of the second quarter of Fiscal 2019 was $83.3 million compared with $190.9 million at the end of last year’s second quarter, a decrease of 56%. Inventories decreased 9% in the second quarter of Fiscal 2019 on a year-over-year basis.

Capital Expenditures and Store Activity

For the second quarter, capital expenditures were $12 million, which consisted of $7 million related to store remodels and new stores and $5 million related to direct to consumer, omnichannel, information technology, distribution center and other projects. Depreciation and amortization was $19 million. During the quarter, the Company opened eight new stores and closed 31 stores. Excluding Locker Room by Lids in Macy’s stores, the Company ended the quarter with 2,540 stores compared with 2,621 stores at the end of the second quarter last year, or a decrease of 3%. Square footage was down 2% on a year-over-year basis, both including and excluding Lids Locker Room departments in Macy’s stores.

Fiscal 2019 Outlook

For Fiscal 2019, the Company is reiterating its previously announced full-year guidance and expects:

•	Comparable sales to be up 1% to 3%, and

•
Adjusted diluted earnings per share in the range of $3.05 to $3.45.[22] A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to GAAP is included in Schedule B to this press release.

Access the conference call referenced below for details regarding changes in guidance assumptions.

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of second quarter results and guidance on its website, www.genesco.com, in the investor relations section. The Company's live conference call on September 7, 2018, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Safe Harbor Statement
This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates and projections reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the Company’s ability to complete the sale of the Lids Sports Group business on acceptable terms and the timing of any sale transaction; the imposition of tariffs on imported products or the disallowance of tax deductions on imported products; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, including potential effects on consumer demand, currency exchange rates, and the supply chain; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; costs associated with wage pressure associated with a full employment environment in the U.S. and the U.K.; weakness in the consumer economy and retail industry;

competition in the Company's markets, including online and including competition from some of the Company’s vendors in both the licensed sports and branded footwear markets; fashion trends that affect the sales or product margins of the Company's retail product offerings; weakness in shopping mall traffic and challenges to the viability of malls where the Company operates stores, related to planned closings of department stores or other factors; risks related to the potential for terrorist events, especially in malls and shopping districts; the effects of the implementation of federal tax reform on the estimated tax rate reflected in certain forward-looking statements; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; and the performance of athletic teams, the participants in major sporting events such as the NBA finals, Super Bowl and World Series, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company's Lids Sports Group retail businesses. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases for existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; the Company's ability to execute its cost-reduction initiatives and to achieve acceptable levels of expense in a changing retail environment; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,650 retail stores and leased departments throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Schuh Kids, Little Burgundy, Lids, Locker Room by Lids, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.shibyjourneys.com, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.trask.com, and www.dockersshoes.com.  The Company's Lids Sports Group division operates the Lids headwear stores, the Locker Room by Lids and other team sports fan shops and single team clubhouse stores.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Financial Contact:    Media Contact:
Mimi Vaughn    Claire McCall
Genesco Inc.    Genesco Inc.
(615) 367-7386    (615) 367-8283
mvaughn@genesco.com    cmccall@genesco.com

GENESCO INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	August 4,	% of	July 29,	% of
	2018	Net Sales	2017	Net Sales
Net sales	$653,892	100.0%	$616,506	100.0%
Cost of sales	332,450	50.8%	309,999	50.3%
Gross margin	321,442	49.2%	306,507	49.7%
Selling and administrative expenses	319,042	48.8%	308,435	50.0%
Asset impairments and other, net	1,039	0.2%	58	0.0%
Earnings (loss) from operations	1,361	0.2%	(1,986)	-0.3%
Other components of net periodic benefit cost	(1)	0.0%	24	0.0%
Interest expense, net	1,103	0.2%	1,249	0.2%
Earnings (loss) from continuing operations before
income taxes	259	0.0%	(3,259)	-0.5%
Income tax expense	92	0.0%	616	0.1%
Earnings (loss) from continuing operations	167	0.0%	(3,875)	-0.6%
Provision for discontinued operations, net	(182)	0.0%	(73)	0.0%
Net Loss	$(15)	0.0%	$(3,948)	-0.6%

Basic earnings (loss) per share:
Before discontinued operations	$0.01		$(0.20)
Net earnings (loss)	$—		$(0.21)

Weighted-average shares outstanding - Basic	19,342		19,152

Diluted earnings (loss) per share:
Before discontinued operations	$0.01		$(0.20)
Net earnings (loss)	$—		$(0.21)

Weighted-average shares outstanding - Diluted	19,442		19,152

GENESCO INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Six Months Ended		Six Months Ended
	August 4,	% of	July 29,	% of
	2018	Net Sales	2017	Net Sales
Net sales	$1,298,851	100.0%	$1,259,874	100.0%
Cost of sales	655,581	50.5%	634,454	50.4%
Gross margin	643,270	49.5%	625,420	49.6%
Selling and administrative expenses	641,166	49.4%	624,403	49.6%
Asset impairments and other, net	2,591	0.2%	177	0.0%
Earnings (loss) from operations	(487)	0.0%	840	0.1%
Other components of net periodic benefit cost	19	0.0%	56	0.0%
Interest expense, net	2,131	0.2%	2,426	0.2%
Loss from continuing operations before income taxes	(2,637)	-0.2%	(1,642)	-0.1%
Income tax expense (benefit)	(496)	0.0%	1,236	0.1%
Loss from continuing operations	(2,141)	-0.2%	(2,878)	-0.2%
Provision for discontinued operations, net	(205)	0.0%	(185)	0.0%
Net Loss	$(2,346)	-0.2%	$(3,063)	-0.2%

Basic loss per share:
Before discontinued operations	$(0.11)		$(0.15)
Net loss	$(0.12)		$(0.16)

Weighted-average shares outstanding - Basic	19,310		19,171

Diluted loss per share:
Before discontinued operations	$(0.11)		$(0.15)
Net loss	$(0.12)		$(0.16)

Weighted-average shares outstanding - Diluted	19,310		19,171

GENESCO INC.
Sales/Earnings Summary by Segment
(in thousands)
(Unaudited)

	Three Months Ended		Three Months Ended
	August 4,	% of	July 29,	% of
	2018	Net Sales	2017	Net Sales
Sales:
Journeys Group	$304,995	46.6%	$258,953	42.0%
Schuh Group	98,159	15.0%	97,625	15.8%
Lids Sports Group	166,877	25.5%	180,230	29.2%
Johnston & Murphy Group	68,441	10.5%	64,860	10.5%
Licensed Brands	15,336	2.3%	14,697	2.4%
Corporate and Other	84	0.0%	141	0.0%
Net Sales	$653,892	100.0%	$616,506	100.0%
Operating Income (Loss):
Journeys Group(1)	$7,661	2.5%	$(2,194)	-0.8%
Schuh Group	1,073	1.1%	4,538	4.6%
Lids Sports Group	1,152	0.7%	3,040	1.7%
Johnston & Murphy Group	928	1.4%	1,547	2.4%
Licensed Brands	(396)	-2.6%	(1,051)	-7.2%
Corporate and Other(2)	(9,057)	-1.4%	(7,866)	-1.3%
Earnings (loss) from operations	1,361	0.2%	(1,986)	-0.3%
Other components of net periodic benefit cost	(1)	0.0%	24	0.0%
Interest, net	1,103	0.2%	1,249	0.2%

Earnings (loss) from continuing operations before income taxes	259	0.0%	(3,259)	-0.5%
Income tax expense	92	0.0%	616	0.1%
Earnings (loss) from continuing operations	167	0.0%	(3,875)	-0.6%
Provision for discontinued operations, net	(182)	0.0%	(73)	0.0%
Net Loss	$(15)	0.0%	$(3,948)	-0.6%

(1) Includes a $0.3 million charge for acquisition transition expenses in the second quarter of Fiscal 2018.
(2) Includes a $1.0 million charge in the second quarter of Fiscal 2019 which includes $0.9 million for asset impairments and $0.6 million in legal and other matters, partially offset by a $0.5 million gain related to Hurricane Maria. Includes a $0.1 million charge in the second quarter of Fiscal 2018 for asset impairments.

GENESCO INC.
Sales/Earnings Summary by Segment
(in thousands)
(Unaudited)

	Six Months Ended		Six Months Ended
	August 4,	% of	July 29,	% of
	2018	Net Sales	2017	Net Sales
Sales:
Journeys Group	$611,137	47.1%	$543,072	43.1%
Schuh Group	178,425	13.7%	174,081	13.8%
Lids Sports Group	325,617	25.1%	357,131	28.3%
Johnston & Murphy Group	144,125	11.1%	137,653	10.9%
Licensed Brands	39,401	3.0%	47,707	3.8%
Corporate and Other	146	0.0%	230	0.0%
Net Sales	$1,298,851	100.0%	$1,259,874	100.0%
Operating Income (Loss):
Journeys Group(1)	$21,298	3.5%	$5,278	1.0%
Schuh Group	(4,567)	-2.6%	3,851	2.2%
Lids Sports Group	(4,210)	-1.3%	1,254	0.4%
Johnston & Murphy Group	5,934	4.1%	5,367	3.9%
Licensed Brands	(90)	-0.2%	1,224	2.6%
Corporate and Other(2)	(18,852)	-1.5%	(16,134)	-1.3%
Earnings (loss) from operations	(487)	0.0%	840	0.1%
Other components of net periodic benefit cost	19	0.0%	56	0.0%
Interest, net	2,131	0.2%	2,426	0.2%

Loss from continuing operations before income taxes	(2,637)	-0.2%	(1,642)	-0.1%
Income tax expense (benefit)	(496)	0.0%	1,236	0.1%
Loss from continuing operations	(2,141)	-0.2%	(2,878)	-0.2%
Provision for discontinued operations, net	(205)	0.0%	(185)	0.0%
Net Loss	$(2,346)	-0.2%	$(3,063)	-0.2%

(1) Includes a $0.3 million charge for acquisition transition expenses in the first six months of Fiscal 2018.
(2) Includes a $2.6 million charge in the first six months of Fiscal 2019 which includes $2.2 million for asset impairments and $1.0 million in legal and other matters, partially offset by a $0.6 million gain related to Hurricane Maria. Includes a $0.2 million charge in the first six months of Fiscal 2018 for asset impairments.

GENESCO INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	August 4, 2018	July 29, 2017
Assets
Cash and cash equivalents	$49,786	$43,520
Accounts receivable	38,483	39,411
Inventories	606,748	670,104
Other current assets	79,338	83,578
Total current assets	774,355	836,613
Property and Equipment	365,926	362,304
Goodwill and other intangibles	179,295	364,488
Other non-current assets	48,220	34,108
Total Assets	$1,367,796	$1,597,513

Liabilities and Equity
Accounts payable	$215,528	$242,729
Current portion long-term debt	1,625	2,051
Other current liabilities	100,966	106,252
Total current liabilities	318,119	351,032
Long-term debt	81,712	188,823
Pension liability	—	5,989
Deferred rent and other long-term liabilities	143,807	134,772
Equity	824,158	916,897
Total Liabilities and Equity	$1,367,796	$1,597,513

GENESCO INC.
Store Count Activity

	Balance			Balance			Balance
	01/28/17	Open	Close	02/03/18	Open	Close	8/4/2018
Journeys Group	1,249	45	74	1,220	13	18	1,215
Schuh Group	128	7	1	134	4	3	135
Lids Sports Group(1)	1,240	18	99	1,159	11	45	1,125
Johnston & Murphy Group	177	7	3	181	1	—	182
Total Retail Units	2,794	77	177	2,694	29	66	2,657
(1) Includes 117 Locker Room by Lids in Macy's stores as of August 4, 2018.

GENESCO INC.
Store Count Activity

	Balance			Balance
	5/5/2018	Open	Close	8/4/2018
Journeys Group	1,221	3	9	1,215
Schuh Group	136	—	1	135
Lids Sports Group(1)	1,141	5	21	1,125
Johnston & Murphy Group	182	—	—	182
Total Retail Units	2,680	8	31	2,657
(1) Includes 117 Locker Room by Lids in Macy's stores as of August 4, 2018.

GENESCO INC.
Comparable Sales

	Three Months Ended		Six Months Ended
	August 4,	July 29,	August 4,	July 29,
	2018	2017	2018	2017
Journeys Group	10%	1%	8%	(2)%
Schuh Group	(7)%	3%	(10)%	6%
Lids Sports Group	(5)%	(2)%	(6)%	(1)%
Johnston & Murphy Group	8%	(1)%	7%	(2)%
Total Comparable Sales	3%	0%	1%	0%

Same Store Sales	2%	(2)%	0%	(3)%
Comparable Direct Sales	7%	30%	9%	29%

Schedule B

Genesco Inc.
Adjustments to Reported Earnings (Loss) from Continuing Operations
Three Months Ended August 4, 2018 and July 29, 2017

	Three Months Ended
	August 4, 2018			July 29, 2017
		Net of	Per Share		Net of	Per Share
In Thousands (except per share amounts)	Pretax	Tax	Amounts	Pretax	Tax	Amounts
Earnings (loss) from continuing operations, as reported		$167	$0.01		$(3,875)	$(0.20)

Pretax adjustments:
Impairment charges	$928	591	0.03	$58	44	—
Other legal matters	614	429	0.02	—	—	—
Gain on Hurricane Maria	(503)	(369)	(0.02)	—	—	—
Acquisition transition expenses	—	—	—	288	199	0.01
Total adjustments	$1,039	651	0.03	$346	243	0.01

Tax impact for share-based awards		452	0.02		2,167	0.11
Other tax items		(460)	(0.02)		(520)	(0.02)

Adjusted earnings (loss) from continuing operations (1) and (2)		$810	$0.04		$(1,985)	$(0.10)

(1) The adjusted tax rate for the second quarter of Fiscal 2019 is 37.6% including a FIN 48 discrete item of less than $0.1 million. The adjusted tax rate for the second quarter of Fiscal 2018 is 31.9% including a FIN 48 discrete item of less than $0.1 million.

(2) EPS reflects 19.4 million and 19.2 million share count for Fiscal 2019 and 2018, respectively, which includes common stock equivalents in only Fiscal 2019.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Genesco Inc.
Adjustments to Reported Operating Income (Loss)
Three Months Ended August 4, 2018 and July 29, 2017

	Three Months Ended August 4, 2018
	Operating		Adj Operating
In Thousands	Income (Loss)	Adjust	Income (Loss)
Journeys Group	$7,661	$—	$7,661
Schuh Group	1,073	—	1,073
Lids Sports Group	1,152	—	1,152
Johnston & Murphy Group	928	—	928
Licensed Brands	(396)	—	(396)
Corporate and Other	(9,057)	1,039	(8,018)

Total Operating Income	$1,361	$1,039	$2,400

Schedule B

	Three Months Ended July 29, 2017
	Operating		Adj Operating
In Thousands	Income (Loss)	Adjust	Income (Loss)
Journeys Group	$(2,194)	$288	$(1,906)
Schuh Group	4,538	—	4,538
Lids Sports Group	3,040	—	3,040
Johnston & Murphy Group	1,547	—	1,547
Licensed Brands	(1,051)	—	(1,051)
Corporate and Other	(7,866)	58	(7,808)

Total Operating Loss	$(1,986)	$346	$(1,640)

Genesco Inc.
Adjustments to Reported Earnings (Loss) from Continuing Operations
Six Months Ended August 4, 2018 and July 29, 2017

	Six Months Ended
	August 4, 2018			July 29, 2017
		Net of	Per Share		Net of	Per Share
In Thousands (except per share amounts)	Pretax	Tax	Amounts	Pretax	Tax	Amounts
Earnings (loss) from continuing operations, as reported		$(2,141)	$(0.11)		$(2,878)	$(0.15)

Pretax adjustments:
Impairment charges	$2,202	1,652	0.08	$177	122	—
Other legal matters	992	744	0.04	—	—	—
Gain on Hurricane Maria	(603)	(452)	(0.02)	—	—	—
Acquisition transition expenses	—	—	—	288	199	0.01
Total adjustments	$2,591	1,944	0.10	$465	321	0.01

Tax impact for share-based awards		452	0.02		2,167	0.11
Other tax items		(585)	(0.03)		(496)	(0.02)

Adjusted earnings (loss) from continuing operations (1) and (2)		$(330)	$(0.02)		$(886)	$(0.05)

(1) The adjusted tax rate for the first six months of Fiscal 2019 is 618% including a FIN 48 discrete item of less than $0.1 million. The adjusted tax rate for the first six months of Fiscal 2018 is 24.7% including a FIN 48 discrete item of less than $0.1 million.

(2) EPS reflects 19.3 million and 19.2 million share count for Fiscal 2019 and 2018, respectively, which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income (Loss)
Six Months Ended August 4, 2018 and July 29, 2017

	Six Months Ended August 4, 2018
	Operating		Adj Operating
In Thousands	Income (Loss)	Adjust	Income (Loss)
Journeys Group	$21,298	$—	$21,298
Schuh Group	(4,567)	—	(4,567)
Lids Sports Group	(4,210)	—	(4,210)
Johnston & Murphy Group	5,934	—	5,934
Licensed Brands	(90)	—	(90)
Corporate and Other	(18,852)	2,591	(16,261)

Total Operating Income (Loss)	$(487)	$2,591	$2,104

	Six Months Ended July 29, 2017
	Operating		Adj Operating
In Thousands	Income (Loss)	Adjust	Income (Loss)
Journeys Group	$5,278	$288	$5,566
Schuh Group	3,851	—	3,851
Lids Sports Group	1,254	—	1,254
Johnston & Murphy Group	5,367	—	5,367
Licensed Brands	1,224	—	1,224
Corporate and Other	(16,134)	177	(15,957)

Total Operating Income	$840	$465	$1,305

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending February 2, 2019

In Thousands (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2019		Fiscal 2019
Forecasted earnings from continuing operations	$63,053	$3.23	$54,554	$2.80

Adjustments:(1)
Store impairment, other legal matters, gain on hurricane	3,854	0.20	4,579	0.23
Tax impact for share-based awards	452	0.02	452	0.02
Adjusted forecasted earnings from continuing operations (2)	$67,359	$3.45	$59,585	$3.05

(1) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2019 is approximately 27.5%.

(2) EPS reflects 19.5 million share count for Fiscal 2019 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.